UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            Essex Property Trust Inc.
                                (NAME OF ISSUER)


                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)


                                   297178105
                                 (CUSIP NUMBER)


                                 AUGUST 2, 2001
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE
IS FILED:

[ ]      RULE 13D-1(B)

[x]      RULE 13D-1(C)

[ ]      RULE 13D-1(D)





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  1      NAME OF REPORTING PERSON:
         Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         58-6192550

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   [ ]
                                                                   (b)   [ ]
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  3      SEC USE ONLY


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  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         The Netherlands

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                       5    SOLE VOTING POWER

                            0
                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            950,200
      OWNED BY
        EACH          ----------------------------------------------------------
     REPORTING         7    SOLE DISPOSITIVE POWER
    PERSON WITH
                            0
                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            950,200
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         950,200

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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.07%

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  12     TYPE OF REPORTING PERSON*

         00

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 297178105                 SCHEDULE 13G              PAGE 3 OF 6 PAGES
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ITEM 1.

      (a)   Name of Issuer

            Essex Property Trust Inc.

      (b)   Address of Issuer's Principal Executive Offices

            925 East Meadow Drive

            Palo Alto, CA 94303

ITEM 2.

      (a)   Name of Person Filing
            Stichting Pensioenfonds voor de Gezondheid, Geestelijke en
               Maatschappelijke Belangen

      (b)   Address of Principal Business Office or, if none, Residence

            Kroostweg-Noord 149

            P.O. Box 117

            3700 AC Zeist

            The Netherlands


      (c)   Citizenship

            The Netherlands


      (d)   Title of Class of Securities

            Common Stock, $.01 par value per share

      (e)   CUSIP Number

            297178105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)   []  Broker or Dealer registered under Section 15 of the Act
      (b)   []  Bank as defined in Section 3(a)(6) of the Act
      (c)   []  Insurance Company as defined in Section 3(a)(19) of the Act
      (d) [] Investment Company registered under Section 8 of the Investment Company Act

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CUSIP NO. 297178105                 SCHEDULE 13G              PAGE 4 OF 6 PAGES
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      (e)   []  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940
      (f) [] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
      (g) [] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h) [] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
      (i) [] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
      (j)   []  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.     OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

      (a)   Amount Beneficially Owned

            950,200


      (b)   Percent of Class

            5.07%


      (c)   Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote

                   0

            (ii)   shared power to vote or to direct the vote

                   950,200


            (iii)  sole power to dispose or to direct the disposition of

                   0

            (iv)   shared power to dispose or to direct the disposition of

                   950,200





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CUSIP NO. 297178105                 SCHEDULE 13G              PAGE 5 OF 6 PAGES
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





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CUSIP NO. 297178105                 SCHEDULE 13G              PAGE 6 OF 6 PAGES
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated:  August 13, 2001


                                         Stichting Pensioenfonds voor de
                                         Gezondheid, Geestelijke en
                                         Maatschappelijke Belangen



                                         By/s/ J.H.W.R. Van der Vlist
                                           ---------------------------------
                                           J.H.W.R. Van der Vlist
                                           Director of Real Estate